Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 15% INCREASE IN SECOND QUARTER EPS,
10% INCREASE IN QUARTERLY DIVIDEND

IRVINE, CALIFORNIA, January 25, 2006 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $2.4 million for the second quarter ended December 31, 2005, a 16% increase from net earnings of $2.1 million for the second quarter of fiscal 2005. Diluted earnings per share for the second quarter increased 15% to $0.21 per share, compared to $0.18 per share for the second quarter of the prior year. For the six months ended December 31, 2005, net earnings were up 32% to $4.8 million, compared to $3.7 million for the first six months of fiscal 2005. Diluted earnings per share were $.42 for the first six months of fiscal 2006, up 31% from $.32 per share reported for the same period of fiscal 2005. The smaller percentage increase in diluted earnings per share than in net earnings reflects the impact of a greater number of fully-diluted shares for both the three and six month periods.

For the second quarter ended December 31, 2005, gross profit of $8.5 million was up 2% from the second quarter of the prior year. This reflected a $149,000 increase in net direct finance and interest income, and a $56,000 increase in other income. The increase in net direct finance and interest income to $5.1 million was primarily due to a 9%, or $465,000, increase in total direct finance and interest income resulting from a 20% increase in the average net investment in capital leases held in the Company's portfolio. Higher yields earned on the Company's liquid investments offset a decrease in average balances and contributed to a small increase in interest income. During the second quarter of fiscal 2006, interest expense on deposits increased by $316,000 to $538,000 due to a 73% increase in average deposit balances and an increase in average interest rates paid. No provision for lease losses was made during the second quarters of fiscal 2006 and 2005, as the overall level of reserves required did not increase during the periods. The slight increase in other income to $3.5 million during the second quarter of fiscal 2006 included a 15% increase in income from leases reaching their end of term during the quarter, offset by a decrease in other fee income.

For the six months ended December 31, 2005, gross profit of $17.3 million increased 10% from $15.8 million reported for the same period of the prior year. This increase was primarily due to a $1.3 million increase in other income resulting from a 50% increase in the gain on sale of leased property related, to some extent, to the early buyout of four leases in the first quarter of fiscal 2006. Total direct finance and interest income increased $1.2 million, or 13%, to $10.9 million, again due primarily to a 21% increase in the average net investment in capital leases held in the Company's portfolio. For the six months ended December 31, 2005, interest expense on deposits increased to $996,000 from $387,000, reflecting higher interest rates paid on average deposit balances that almost doubled from the year before to $57.2 million. For the first six months of fiscal 2006, a provision for lease losses of $402,000 was made, compared to no provision during the six-month period of the prior year. The 2006 provision for lease losses related to the deterioration in credit quality of certain lessees during the first quarter.

During the second quarter of fiscal 2006, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") decreased by 9% to $4.6 million, compared to $5.1 million during the second quarter of fiscal 2005. For the six months of fiscal 2006, S,G&A expenses were down 5% to $9.4 million compared to $9.9 million reported for the first six months of the prior year. The decrease in S,G&A expenses for both periods is primarily due to containment of costs related to the sales organization, but also reflects containment of other operating expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated that "Second quarter and six month earnings were ahead of plan, and reflect the benefit from the growth in investment in capital leases along with better than expected results from our portfolio of assets reaching the end of term. New lease transactions booked during the second quarter and six months were $41 million and $79 million, respectively, and the net investment in capital leases increased 5% to $196.3 million at December 31, 2005. Transactions in process of $40.6 million were up 19% from June 30, 2005, but were down slightly from $42.1 million a year ago. The volume of new leases originated during the second quarter was down from the second quarter of fiscal 2005, but originations for the first six months are in line with the prior year, although below plan. Our backlog of approved but unbooked leases is about 8% below the level of a year ago.

CalFirst Bank represents a growing share of the Company's operations, with the Bank's investment in capital leases now accounting for 44% of the consolidated investment. While CalFirst Bank continues to be well capitalized, with a total risk-based capital ratio exceeding 18%, the Board of CalFirst Bancorp today approved the investment of an additional $15 million in the Bank. We believe this additional capital will expand the Bank's ability to meets its customers needs and increase its commitment to larger, high quality lessees.

At December 31, 2005, the Company's cash and short-term investments were $38.4 million, of which $27.4 million is available to the leasing company operations. To support the growth of California First Leasing, the Board of Directors today approved a $25 million line of credit to be entered into by the leasing subsidiaries with Bank of America. The purpose of the line is to provide resources to expand the investment in transactions in process and capital leases over the next several years. Given the high cash balances maintained over the past few years, the Company has not had a line of credit in place since the prior one with Bank of America expired in 2000.

At the Board meeting today, the CalFirst Bancorp Board also approved a 10% increase in the quarterly dividend rate to $0.11 per share. The last increase in the regular quarterly dividend was approved in July 2003. The dividend will be paid April 7, 2006 to shareholders of record on March 24, 2006."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2005 Annual Report on Form 10-K and the 2006 quarterly report on Form 10Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004

Direct finance income	$ 5,354	$ 4,909	$ 10,304	$ 9,131
Interest income on investments	$ 256	$ 236	$ 562	$ 509
Total direct finance and interest income	$ 5,610	$ 5,145	$ 10,866	$ 9,640

Interest expense on deposits	$ 539	$ 222	$ 996	$ 387
Provision for lease losses	$ -	$ -	$ 402	$ -
Net direct finance and interest income, after provision for lease losses	$ 5,071	$ 4,923	$ 9,468	$ 9,253
Other income
Operating and sales-type lease income	$ 1,119	$ 1,105	$ 2,073	$ 2,131
Gain on sale of leases and leased property	$ 2,103	$ 1,748	$ 5,369	$ 3,711
Other fee income	$ 257	$ 570	$ 414	$ 701
Total other income	$ 3,479	$ 3,423	$ 7,856	$ 6,543

Gross Profit	$ 8,550	$ 8,346	$ 17,324	$ 15,796

Selling, general and administrative expenses	$ 4,630	$ 5,069	$ 9,418	$ 9,932

Earnings before income taxes	$ 3,920	$ 3,277	$ 7,906	$ 5,864

Income taxes	$ 1,519	$ 1,203	$ 3,063	$ 2,199

Net earnings	$ 2,401	$ 2,074	$ 4,843	$ 3,665

Basic earnings per share	$ 0.22	$ 0.19	$ 0.44	$ 0.33
Diluted earnings per share	$ 0.21	$ 0.18	$ 0.42	$ 0.32

Weighted average common shares outstanding	11,114	11,063	11,110	11,054
Diluted number of common shares outstanding	11,428	11,310	11,419	11,292

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2005	June 30, 2005
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 38,442	$ 43,321
Marketable securities	1,247	1,484
Net receivables	1,803	1,636
Property for transactions in process	40,637	34,052
Net investment in capital leases	196,311	187,802
Other assets	2,013	2,119
Discounted lease rentals assigned to lenders	4,946	8,405
	$285,399	$278,819
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 5,258	$ 4,233
Income taxes payable, including deferred taxes	11,874	15,834
Deposits	63,244	54,098
Other liabilities	10,290	9,313
Non-recourse debt	4,946	8,405
Total liabilities	95,612	91,883
Stockholders' Equity	189,787	186,936
	$285,399	$278,819